Exhibit 1

                                                                 Exhibit 1

Garrett Capital Advisors, LLC                     Telephone:  312-732-8853
70 West Madison Street, Suite 1210                Telecopy: 312-732-7483
Chicago, Illinois 60670-0160






                                             December 3, 1999




George J. Harad, Chairman and Chief Executive Officer
1111 West Jefferson Street
P.O. Box 50
Boise, Idaho 83728-0001

Dear George:

     The Special Committee ("Committee") of the Board of Directors of Boise Cascade Office Products Corporation ("BCOP") has determined that Boise Cascade Corporation's ("BCC") November 30, 1999 proposal to purchase all of the shares of BCOP not owned by BCC for $13.25 per share is not in the best interest of BCOP's public shareholders. Therefore, the Committee will not recommend that the BCOP board or shareholders accept such proposal.

                                             Sincerely,

                                             /s/ James G. Connelly, III

                                             James G. Connelly, III

cc:  John B. Carley
     Donald E. Roller
     Stuart L. Shapiro, Esq.